December 4, 1997




Board of Directors
Lilly Industries, Inc.
733 South West Street
Indianapolis, Indiana 46225

Gentlemen:

         You  have  requested  our  opinion  in  connection  with  the  Form S-4
Registration Statement, including amendments thereto (the "Registration Statement"), to be filed by Lilly Industries, Inc., an Indiana corporation (the "Corporation"), with respect to the Corporation's offer to exchange $100,000,000 in aggregate principal amount of 7 3/4% Senior Notes due 2007, Series B (the "Series B Notes") for all $100,000,000 in aggregate outstanding principal amount of 7 3/4% Senior Notes due 2007, Series A (the "Series A Notes" and, collectively with the Series B Notes, the "Notes"). We have examined such records and documents and have made such investigation of law as we have deemed necessary in the circumstances.

         Based on that examination and investigation, it is our opinion that the Series B Notes have been duly authorized and, when issued and exchanged for the Series A Notes in accordance with the Exchange Offer described in the Prospectus included in the Registration Statement, will be validly issued and binding obligations of the Corporation.

         The foregoing opinion is limited to the application of the internal laws of the State of Indiana and applicable federal law, and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction.

         We consent to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                                         Very truly yours,


                                                         /s/ Barnes & Thornburg
                                                         BARNES & THORNBURG